Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES VOTING RESULTS

OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Newport Beach, CA – July 7, 2025 – American Vanguard Corporation (NYSE:AVD) announced the voting results from its Annual Meeting of Stockholders held on July 2, 2025. As to the first of three initiatives, the nine director nominees named in the proxy received more votes “for” than “against”; those persons are: Marisol Angelini, Scott Baskin, Mark Bassett, Patrick Gottschalk, Emer Gunter, Douglas Kaye, Steven Macicek, Keith Rosenbloom and Carmen Tiu. They will serve as directors until the next annual meeting or until their successors are duly elected and qualified. In addition, the balance of the initiatives appearing on the Company’s proxy passed, namely, the ratification of the appointment of Deloitte Touche, LLP as the company’s independent registered public accounting firm for the year ending December 31, 2025, and advisory approval of the executive compensation policies and practices as set forth in the Company’s 2025 proxy. All measures received an overwhelming percentage of voted shares.

CEO Dak Kaye commented, “We thank our shareholders for voting at the annual meeting and appreciate your support for our director nominees and other ballot initiatives.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has significantly expanded its operations and now has more than 1,000 product registrations worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release the matters set forth in this press release include forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” These forward-looking statements are based on the current expectations and estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include risks detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

Company Contact:	Investor Representative:
American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315